Filed Pursuant to Rule 424(b)(5)
Registration Number 333-97697

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 20, 2002)

32,030 SHARES

WASTE MANAGEMENT, INC.
COMMON STOCK

     Our common stock is listed on the New York Stock Exchange under the trading symbol “WMI.” On June 23, 2004, the last reported sale price of the common stock on the New York Stock Exchange was $29.84 per share.

     We are issuing the shares directly to warrant holders upon exercise by such holders of currently outstanding warrants. The warrants, originally issued in December 1998, entitled the holders to purchase 32,030 shares of our common stock at a purchase price of $10.50 per share. We will use the proceeds of $336,315 from the sale of the shares for general corporate purposes.

     Investing in the common stock involves risks that are described in the “Risk Factors” section beginning on page 4 of the prospectus dated November 20, 2002.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     We expect to deliver the shares against payment therefor in Houston, Texas on or about June 28, 2004.

Prospectus Supplement dated June 25, 2004